Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 28, 2011 on Dreyfus U.S. Treasury Intermediate Term Fund for the fiscal year ended December 31, 2010 which is incorporated by reference in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A Nos. 33-00824 and 811-04428) of Dreyfus U.S. Treasury Intermediate Term Fund.

ERNST & YOUNG LLP

New York, New York

April 25, 2011